Exhibit 99.1

Google Inc. to Launch Transferable Stock Option Program for its Employees

MOUNTAIN VIEW, Calif., December 12, 2006 - Google Inc. (NASDAQ: GOOG) announced today a program that will enable employees to sell vested stock options in an online auction. Under the Transferable Stock Option (TSO) program, employees will still be able to exercise their options, but will also be able to sell their options to financial institutions as an alternative.

This program represents an innovative way to compensate employees and will increase the efficiency of Google’s equity compensation by increasing the per-option value of employee stock options. Google will amend the terms of eligible employee stock options to make vested options transferable. The auction will be managed by Morgan Stanley. Smith Barney will serve as the employee stock option administrator. Google is working with multiple financial institutions to participate as bidders in the auction.

The ability to sell options is not a novel concept - today people can buy and sell options to purchase Google stock and the stock of many other companies on the public markets. What is novel is that Google is extending this ability to trade options to employee stock options. If an employee chooses to sell options in the TSO program, he or she will use an internal online tool built by Morgan Stanley to sell them to the highest-bidding financial institution. The financial institutions buying the options will then likely hold them until maturity and then settle with Google.

Google’s employee stock options typically have a ten-year term from the grant date. Under the TSO program, Google’s employee stock options, upon transfer, will have a lifespan of the lesser of two years or up to the remaining term under the original grant.

Google expects this program will go into effect in the second quarter of 2007. Only stock options issued since Google’s initial public offering will be eligible for this program, and Google’s Executive Management Group may not participate in the program.

This program will not result in a change to the accounting method used for employee stock options. However, in the near term Google expects that the amount it recognizes as stock-based compensation will be greater than it would otherwise have been after the program goes into effect.

Google has discussed the TSO program with the Securities and Exchange Commission, and Google will ensure the program complies with applicable securities laws.

For more information about this new program, please visit the Google Blog at http://googleblog.blogspot.com/.

About Google:

Google’s innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top web property in all major global markets. Google’s targeted advertising program provides businesses of all sizes with measurable results, while enhancing the overall web experience for users. Google is headquartered in Silicon Valley with offices throughout the Americas, Europe and Asia. For more information, visit www.google.com.

Google may file a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Google has filed with the SEC for more complete information about Google and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Google will arrange to send you the prospectus after filing if you request it by calling toll-free 1-866-468-4664 or sending an e-mail to investors@google.com.

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Contacts:

Media

Steve Langdon

650.253.4950

slangdon@google.com

Investors

Maria Shim

650.253.7663

marias@google.com